 3DIcon Corporation Appoints Display Industry Veterans to CEO and Senior

Technical Advisor Positions

TULSA, Okla., March 19, 2012 (GLOBE NEWSWIRE) -- 3DIcon Corporation (OTCBB:TDCP), a developer of volumetric, three-dimensional projection and display technologies, today announced it has restructured its management team, with the appointments of a new Chief Executive Officer (CEO) and a new Senior Technical Advisor, both display industry veterans who have brought new display technologies to market.

Sidney Aroesty, the Company's current CEO has stepped down and will continue to provide his leadership and experience in building successful public companies as a newly-elected member of 3DIcon's Board of Directors.

3DIcon's Board of Directors has appointed display industry veteran Mark Willner as CEO. Mr. Willner has 30 years of product development, product commercialization, sales, entrepreneurial, and executive experience in the display industry. He has held key positions with a number of technology companies, including Wyse Technology and Hewlett-Packard. In addition, Mr. Willner was the founder of Colorado MicroDisplay, one of the first successful U.S. companies to make the miniature displays that are used in cameras, camcorders and other products. Over his career he has personally raised over $60 million in corporate, venture and mezzanine financing. For the past ten years Mr. Willner has run nFlexion, an internationally based management consulting firm specifically focused on display technology commercialization.

Mr. Aroesty commented, "I believe Mark brings to 3DIcon an experience in the display field that is unmatched. I am pleased to continue serving the Company as a Board Member and make way for Mark to lead the Company into commercial success as he has with many other technology companies."

Mr. Willner added, "I am looking forward to a direct and active role in leading the Company's growth. The Company's technology has the potential to provide key benefits to, among others, data intensive industries and applications. In order to accelerate our entry into key 3D markets and the development of our next generation prototype, we have already begun discussions with both potential marketing and development partners."

Working closely with Mr. Willner and the Company's Chief Technical Officer (CTO), Dr. Hakki Refai, will be Dr. George Melnik, 3DIcon's new Senior Technical Advisor. Dr. Melnik has had a long career in display technology commercialization, including positions at General Electric where he played a key role in the pioneering of active matrix displays (now used in everything from mobile phones to televisions) and at Phillips Electronics, where he was the technical lead in the development of the first scrolling color rear projection television system.

"It has been very rewarding seeing CSpace evolve and reach new milestones, I am pleased to welcome Dr. Melnik to the technical team. His extensive display engineering and commercialization expertise is a perfect complement to my scientific background", stated Company CTO, Dr. Refai.

Dr. Melnik added, "3DIcon's technology team has brought the technology to a level where we have the highest confidence that the next phase will be completed in a timely fashion. That will be my main focus in the immediate and near term."

Brian Hoover, who had been serving as VP of Technology, has resigned to return to his full time position as President of Advanced-Optical Technology, Inc.

Co-Chairman of the Board, Mr. Victor Keen commented, "These changes in management are designed to focus the Company as it continues its efforts to develop 3D display technology for the current market and the next generation of products. We continue to develop CSpace, to seek development partners and to explore potential acquisition targets that have non-competitive 3D display technology currently in advanced stages of development or already commercialized and producing revenue."

About CSpace™

CSpace is a unique 3D display that is being designed to produce high-resolution full-color, true 3D images. The display does not require special viewing aids or glasses, does not cause viewer fatigue during prolonged use, and is capable of producing translucent images for viewing the inside of images, such as human organs, cargo containers, baggage, ocean or terrain features, or troop carriers, all of which are beyond the capabilities of other current display methodologies. CSpace is a pure, static 3D display that doesn't require mechanical rotational movement and has the potential to generate 3D images.

About 3DIcon Corporation

3DIcon Corporation is a developer of 3D projection and display technologies. The company also offers a software product, Pixel Precision®, which targets the R&D market for developers using Texas Instruments' DIP® line of products. For additional information please visit the company's website at www.3dicon.net.

The 3DIcon Corporation logo is available at

http://www. globenewswire.com/newsroom/prs/7pkgid=7750

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION ACT OF 1995

With the exception of historical information, the matters discussed in this news release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of 3DIcon could differ significantly from those statements. Factors that could cause actual results to differ materially include risks and uncertainties such as the inability to finance the company's operations, inability to hire and retain qualified personnel, and changes in the general economic climate. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of such terms, or other comparable terminology. These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by 3DIcon, or any other person, that such forward-looking statements will be achieved. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

CONTACT:	3DIcon Corporation
Judy Keating
918-494-0509